Exhibit 99.1
Immediate Release
Contact: Mary Brevard: (248) 754-0881
BORGWARNER REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS; RECORD
FIRST HALF PERFORMANCE OFFSET BY INDUSTRY VOLUME CUTS IN SECOND HALF
     Auburn Hills, Michigan, February 12, 2009 – BorgWarner Inc. (NYSE: BWA) today reported fourth quarter and full year results for 2008. The Company generated record first half performance, but full year results were affected by deteriorating global economic conditions and the sharp decline in worldwide auto production in the second half of the year. The company has undertaken aggressive cost structure adjustments in anticipation of continued difficult industry conditions in 2009 and its capital structure remains strong.
     Fourth Quarter Highlights:
•	Sales were $931.5 million, down 32% from fourth quarter 2007.

•	U.S. GAAP earnings were a loss of $(0.70) per diluted share. For comparison with other quarters, fourth quarter 2008 earnings per share were breakeven excluding non-recurring items. These included the following per share items:
o	Goodwill impairment charge related to the BERU acquisition, $(0.09);

o	Restructuring expense, $(0.56);

o	Transmission product related warranty charge associated with a product sold in Europe, limited to production from mid-2007 through May 2008, $(0.14);

o	Effective full year tax rate change from 25% to 23% for the first nine months of 2008, $0.07; and

o	Adjustments to tax accounts, $0.02.
•	Approximately $76 million of the total $112.5 million pre-tax charges ($0.65 per share after-tax) for restructuring and goodwill were non-cash.

•	Cost structure adjustments included workforce and workweek reductions, extended holiday shutdowns and plant closings.

•	Net cash provided by operating activities was $135.7 million.

•	Net debt to capital ratio was 25.2%; gross debt to twelve month trailing EBITDA was 1.2 times.

•	Cash on hand was $103.4 million; no outstanding borrowings under $600 million revolving credit facility.
     Full Year Highlights:
•	Sales were $5,263.9 million, down 1% from 2007; worldwide auto production declined 4% during the same period.

•	U.S. GAAP earnings were a loss of $(35.6) million or $(0.31) per diluted share. For comparison with other years, full-year 2008 earnings were $2.07 per share excluding non-recurring items. These included the following per share items:
o	Goodwill impairment charge related to the BERU acquisition, $(1.35);

o	BERU purchase accounting adjustment, $(0.04);

o	Restructuring expense, $(0.72);

o	Transmission product related warranty charge, $(0.14);

o	Tax valuation allowance, $(0.12);

o	Retiree healthcare litigation outcome, $(0.03) and

o	Adjustments to tax accounts, $0.02.
•	Operating income margin was 6.3% excluding non-recurring items.

•	Approximately $230 million of the total $284.3 million pre-tax charges ($2.07 per share after-tax) for restructuring and goodwill were non-cash.

•	Net cash provided by operating activities was $400.8 million.

•	After-tax return on average invested capital was 10%.
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BORGWARNER REPORTS 2008 RESULTS/2
     2008 Performance: “Our full-year results were hurt by the worldwide economic deterioration that led to significantly reduced global auto production in the second half of the year,” said Timothy Manganello, Chairman and CEO of BorgWarner. “In the first half of 2008, we generated record performance driven by strong demand for our turbocharger and dual-clutch transmission technologies. Program launches and new business awards during the year reinforced the benefit of our technology focus to improve fuel economy and air quality for customers in all regions of the world. During the second half of the year, we took aggressive cost-control measures to offset the dramatic global slowdown in the auto industry.”
     2008 Restructuring: “Entering 2009, we have already undertaken significant restructuring actions in North America and Europe,” Manganello said. “These initiatives included reducing our workforce by approximately 4,400 employees or 24% from mid-2008 levels, instituting four-day work weeks in many of our European operations, and shutting down our worldwide operations for at least one month over the year-end holidays.
     “Additionally, we are proactively modifying our operations to respond to ever-changing customer and business needs. We are managing inventory closely and reducing capital spending. At the same time, we continue to leverage our healthy financial position to invest in future growth as we spend wisely on research and development.” The company had also previously announced plans to close two Drivetrain facilities that produce four-wheel-drive systems, one in 2009 in Muncie, Indiana, and another in Margam, Wales in 2010.
     2009 Outlook: The company indicated that its visibility into 2009 is limited until customer schedules stabilize. However, based on an assumption of North American vehicle builds of 9.3 million units for 2009 and total European vehicle builds of 16.6 million units, the company expects to generate positive earnings and positive cash flow from operations (net cash provided by operating activities less capital expenditures, including tooling outlays) for the full year 2009. In both North America and Europe, the company expects first quarter industry volumes to be lower than those in the fourth quarter of 2008, the result of global customer schedule reductions and extended customer plant shutdowns. While the market remains highly challenging, BorgWarner continues to benefit from remarkable customer diversity, a strong balance sheet and ample liquidity. Looking beyond the current crisis, the company continues to execute its long-term strategy, including the development of future powertrain technology, a key area of interest both within and outside of the auto industry, as the importance of improving fuel economy and air quality becomes even more prominent.
     Financial Results: Sales were $931.5 million in fourth quarter 2008, compared with $1,372.9 million in fourth quarter 2007. Net loss in the quarter was $(81.4) million, or $(0.70) per diluted share, compared with $71.2 million, or $0.60 per diluted share in fourth quarter 2007. Fourth quarter 2008 included a goodwill impairment charge of $(0.09) related to the BERU acquisition; a fourth quarter restructuring expense of $(0.56); a transmission product related warranty charge of $(0.14) per share associated with a product sold in Europe, limited to mid-2007 through May 2008 production; the impact of an effective full year tax rate change from 25% to 23% for the first nine months of 2008 of $0.07; and adjustments to a tax accounts of $0.02. Fourth quarter 2007 net income included unfavorable tax adjustments of $(13.3) million, or $(0.11) per diluted share, and purchase accounting adjustments related to the purchase of additional BERU shares of $(0.02) per diluted share. Excluding non-recurring items, operating income was $4.4 million, or 0.5% of sales, in fourth quarter 2008, versus $126.3 million, or 9.2% of sales, in fourth quarter 2007. The impact of foreign

BORGWARNER REPORTS 2008 RESULTS/3
currencies in fourth quarter 2008, primarily the Euro, decreased sales by $114.1 million and increased the net loss by $(9.6) million or $(0.08) per share.
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     Full-year 2008 sales were $5,263.9 million, slightly down from sales of $5,328.6 million in 2007. 2008 net loss was $(35.6) million, or $(0.31) per diluted share, compared with 2007 net income of $288.5 million, or $2.45 per diluted share. 2008 net income included the following per share items: goodwill impairment charge of $(1.35) related to the BERU acquisition, BERU purchase accounting adjustment of $(0.04), tax valuation allowance of $(0.12), restructuring expense of $(0.72), $(0.03) related to the outcome of retiree healthcare litigation, $(0.14) due to a transmission product related warranty charge, and adjustments to tax accounts of $0.02. 2007 net income included net favorable tax adjustments of $3.4 million or $0.03 per diluted share, and purchase accounting adjustments related to the purchase of additional Beru shares of $(2.4) million or $(0.02) per diluted share. The impact of foreign currencies, primarily the Euro, added $191 million to sales in 2008 compared with 2007, and $13.0 million to net income. Research and development spending was $205.7 million for the year versus $210.8 million in 2007.
     Net cash provided by operating activities was $400.8 million in 2008 compared with $603.5 million in 2007. Investments in capital expenditures, including tooling outlays, totaled $369.7 million in 2008, compared with $293.9 million in 2007. Balance sheet debt increased by $144.0 million at the end of 2008 compared with the end of 2007, primarily related to $133.6 million for the purchase of additional BERU shares.
     The company’s capital structure remains strong. The ratio of balance sheet debt net of cash to capital was 25.2% at the end of the year. The company has ample liquidity with $103.4 million of cash on hand at the end of the year and no outstanding borrowings under its $600 million revolving credit facility.
     The following table reconciles the company’s non-U.S. GAAP amounts included in the press release to the most directly comparable U.S. GAAP amounts and is provided for comparisons with other results:

BORGWARNER REPORTS 2008 RESULTS/4

	Fourth Quarter		Year to Date
	2008	2007	2008	2007
Net earnings per diluted share

Non — U.S. GAAP	$—	$0.73	$2.07	$2.44

Reconciliations:
Goodwill impairment charge	(0.09)	—	(1.35)	—
Restructuring expense	(0.56)	—	(0.72)	—
Tax valuation allowance	—	—	(0.12)	—
Retiree healthcare litigation outcome	—	—	(0.03)	—
Beru purchase adjustments	—	(0.02)	(0.04)	(0.02)
Transmission product related warranty charge	(0.14)	—	(0.14)	—
Adjustments to tax accounts	0.02	(0.11)	0.02	0.03
Impact of change to effective tax rate from 25% to 23% for first nine months of 2008	0.07	—	—	—

U.S. GAAP	$(0.70)	$0.60	$(0.31)	$2.45

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     Engine Group Results: Fourth quarter 2008 sales were $680.3 million with segment earnings before interest and income taxes of $36.5 million. Sales outside of the U.S. were down 22% excluding the impact of foreign currencies, while sales in the U.S. were down 19%.
     For the full year, 2008 sales were up slightly to $3,861.5 million with segment earnings before interest and income taxes of $394.9 million. Sales outside of the U.S. were up 2% excluding the impact of foreign currencies, while sales in the U.S. were down 12%.
     In the first half of the year, the group continued to benefit from European and Asian automaker demand for turbochargers, but second half production declines reduced demand for all of the company’s engine products in most regions.
     Drivetrain Group Results: Fourth quarter 2008 sales were $255.0 million with a segment loss before interest and income taxes of $(42.1) million. Segment earnings in the quarter were negatively impacted by the $23.5 million transmission-related warranty charge. Sales outside of the U.S. were down 22% excluding the impact of foreign currencies, while sales in the U.S. were down 37%.
     For the full year, 2008 sales were $1,426.4 million with a segment loss before interest and income taxes of $(4.9) million, including the warranty impact. Sales outside of the U.S. were up 3% excluding the impact of foreign currencies while sales in the U.S. were down 25%. In the first half of the year, the group benefited from increased demand for dual-clutch transmission components and transmission solenoids and control modules. Lower domestic production of vehicles equipped with its traditional transmission and torque management products negatively affected the full year. Dramatically reduced global production volumes depressed second half demand for all its Drivetrain products.
     Recent Highlights: At the end of 2008, the company entered into an agreement with a

BORGWARNER REPORTS 2008 RESULTS/5
consortium of leading Chinese automakers to form a joint venture to produce dual clutch transmission modules. The 12 manufacturers include FAW, SAIC, Dongfeng, Chery, Geely, and Great Wall, and together account for over 90% of the domestic passenger car market in China. This is a significant collaboration because it positions dual clutch technology as the preferred transmission for the expanding Chinese market and its major domestic automakers. Production is scheduled to begin in 2011. BorgWarner holds a 66% majority ownership in the joint venture.
     At 9:30 a.m. ET today, a brief conference call concerning fourth quarter and full year results will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml.
     Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The FORTUNE 500 company operates manufacturing and technical facilities in 60 locations in 18 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.
BorgWarner Inc.
Condensed Consolidated Statement of Operations (Unaudited)
(millions of dollars, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$931.5	$1,372.9	$5,263.9	$5,328.6
Cost of sales	857.6	1,115.2	4,425.4	4,378.7

Gross profit	73.9	257.7	838.5	949.9

Selling, general and administrative expenses	92.5	135.9	542.9	531.9
Restructuring expense	102.5	—	127.5	—
Goodwill impairment charge	10.0	—	156.8	—
Other (income) expense	0.5	(1.2)	(3.1)	(6.8)

Operating income (loss)	(131.6)	123.0	14.4	424.8

Equity in affiliates’ earnings, net of tax	(8.2)	(12.4)	(38.4)	(40.3)
Interest expense and finance charges	10.3	8.1	38.8	34.7

Earnings (loss) before income taxes and minority interest	(133.7)	127.3	14.0	430.4

Provision for income taxes	(54.4)	48.1	33.3	113.9
Minority interest, net of tax	2.1	8.0	16.3	28.0

Net earnings (loss)	$(81.4)	$71.2	$(35.6)	$288.5

Earnings (loss) per share — diluted	$(0.70)	$0.60	$(0.31)	$2.45

Weighted average shares outstanding (millions) — Diluted	115.6 *	118.3	116.0 *	117.8

*	The Company had a loss for the quarter and year ended December 31, 2008. As a result, diluted loss per share is the same as basic loss per share in each period, as any dilutive securities would reduce the loss per share.
Supplemental Information (Unaudited)
(millions of dollars)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Capital expenditures, including tooling outlays	$104.1	$99.3	$369.7	$293.9

Depreciation and amortization:
Fixed assets and tooling	$57.4	$65.8	$259.7	$243.1
Other	6.0	8.9	27.1	21.5

	$63.4	$74.7	$286.8	$264.6

Income Statement

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Engine	$680.3	$977.9	$3,861.5	$3,761.3

Drivetrain	255.0	401.9	1,426.4	1,598.8

Inter-segment eliminations	(3.8)	(6.9)	(24.0)	(31.5)

Net Sales	$931.5	$1,372.9	$5,263.9	$5,328.6

Segment Earnings (Loss) Before Interest and Income Taxes (Unaudited)
(millions of dollars)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Engine	$36.5	$123.5	$394.9	$418.0

Drivetrain	(42.1)	30.3	(4.9)	118.1

Segment earnings (loss) before interest and taxes (“Segment EBIT”)	(5.6)	153.8	390.0	536.1

Corporate expenses, including equity in affiliates’ earnings	5.3	18.4	52.9	71.0

Consolidated earnings (loss) before interest and taxes (“EBIT”)	(10.9)	135.4	337.1	465.1

Restructuring expense	102.5	—	127.5	—

Goodwill impairment charge	10.0	—	156.8	—

Interest expense and finance charges	10.3	8.1	38.8	34.7

Earnings (loss) before income taxes and minority interest	(133.7)	127.3	14.0	430.4

Provision for income taxes	(54.4)	48.1	33.3	113.9

Minority interest, net of tax	2.1	8.0	16.3	28.0

Net earnings (loss)	$(81.4)	$71.2	$(35.6)	$288.5

Reporting Segments

BorgWarner Inc.
Condensed Consolidated Balance Sheet (Unaudited)
(millions of dollars)

	December 31, 2008	December 31, 2007
Assets

Cash	$103.4	$188.5
Marketable securities	—	14.6
Receivables, net	607.1	802.4
Inventories, net	451.2	447.6
Other current assets	146.5	127.2

Total current assets	1,308.2	1,580.3

Property, plant and equipment, net	1,586.2	1,609.1
Other non-current assets	1,749.6	1,769.1

Total assets	$4,644.0	$4,958.5

Liabilities and Stockholders’ Equity

Notes payable	$183.8	$63.7
Current portion of long-term debt	136.9	—
Accounts payable and accrued expenses	923.0	993.0
Income taxes payable	6.3	27.2

Total current liabilities	1,250.0	1,083.9

Long-term debt	459.6	572.6
Other non-current liabilities	896.9	863.0

Minority interest in consolidated subsidiaries	31.5	117.9

Stockholders’ equity	2,006.0	2,321.1

Total liabilities and stockholders’ equity	$4,644.0	$4,958.5

Balance Sheet

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flow (Unaudited)
(millions of dollars)

	Twelve Months Ended
	December 31,
	2008	2007
Operating
Net earnings (loss)	$(35.6)	$288.5
Non-cash charges (credits) to operations:
Depreciation and amortization	286.8	264.6
Restructuring expense, net of cash paid	115.9	—
Goodwill impairment charge	156.8	—
Deferred income tax benefit	(78.3)	(29.9)
Other non-cash items	49.5	32.3

Net earnings (loss) adjusted for non-cash charges to operations	495.1	555.5
Changes in assets and liabilities	(94.3)	48.0

Net cash provided by operating activities	400.8	603.5

Investing
Capital expenditures, including tooling outlays	(369.7)	(293.9)
Net proceeds from asset disposals	5.7	17.3
Payments for businesses acquired, net of cash acquired	(141.2)	(138.8)
Proceeds from sale of business	5.5	—
Purchases of marketable securities	—	(13.0)
Proceeds from sales of marketable securities	14.6	60.4

Net cash used in investing activities	(485.1)	(368.0)

Financing
Net increase (decrease) in notes payable	114.8	(92.6)
Net change in long-term debt	(7.3)	(9.1)
Payment for purchase of treasury stock	(55.9)	(47.0)
Proceeds from stock options exercised, including the tax benefit	17.1	46.3
Dividends paid to BorgWarner stockholders	(51.1)	(39.4)
Dividends paid to minority shareholders	(12.5)	(17.5)

Net cash provided by (used in) financing activities	5.1	(159.3)

Effect of exchange rate changes on cash	(5.9)	(11.0)

Net increase (decrease) in cash	(85.1)	65.2

Cash at beginning of year	188.5	123.3

Cash at end of year	$103.4	$188.5

Non-cash investing transactions:
Domination and Profit Transfer Agreement obligation	$44.0	$—
Cash Flow
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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook”, “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.